COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

4th Quarter 2008 CONFERENCE CALL
February 3, 2009

INTRODUCTION/SAFE HARBOR DISCLAIMER (Tom Gehl)

(Operator)

Good morning and welcome to Coachmen Industries, Inc. fourth quarter 2008 earnings conference call.

All participants will be in a listen-only mode until the question and answer session of the conference call. This call is being recorded at the request of Coachmen Industries, Inc.  If anyone has any objections, you may disconnect at this time.

I would now like to introduce Mr. Tom Gehl, director of investor relations and communications for Coachmen Industries, Inc.  Mr. Gehl, you may proceed.

(Tom Gehl)

Thank you and welcome to this Coachmen conference call to review the Company’s results for the fourth quarter ended December 31, 2008, which were released yesterday afternoon.

Before we start, let me offer the cautionary note that comments made during this conference call that are not historical facts, including those regarding future growth, corporate performance or products are forward-looking statements within the context of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Information on the risks that could affect Coachmen’s results may be found in the Company’s recent filings with the SEC.  Comments made today represent management's views on February 3, 2009, and these views may change based on subsequent events and the risk factors detailed in the Company's public filings. Although these comments may be available for a period of time through the Company's website, the Company undertakes no obligation to update these comments during that period.  With that stated, I’ll turn the call over to Rick Lavers, our President and Chief Executive Officer.

BUSINESS OVERVIEW (Rick Lavers)

Thank you Tom, and welcome everyone.  With me today are Colleen Zuhl, our Chief Financial Officer, and Rick Bedell, President of our Housing Group. Todd Woelfer, our General Counsel, is on line from a remote location.

Just a month and a few days ago, we closed on a transaction exiting Coachmen Industries from the business that was its genesis, and which had been its primary activity for over 40 years. While in a very real sense, this is the first conference call for the “new Coachmen,” this call concerns performance during 2008, a year that was dominated both temporally and financially by the “old Coachmen.”   The numbers that Colleen will report to you were pretty much dictated by the sale of the assets of the RV business to Forest River, and the operational losses incurred by the RV group.

I will reserve most of my comments until later during the call. However, as you listen to Colleen’s and Rick’s reports, please take note that in the midst of what has proved to be a deep recession, we improved both our overall gross margins and our cash position, and our Housing Group both significantly “beat” nationwide housing starts but also posted a modest profit for the full year. And although we did post a large overall loss, a very substantial portion of that loss was attributable to non-cash items. Please pay particular attention to the comparisons of results for continuing operations, giving due regard to the depressed condition of the housing market. For the full year, net of impairments, the actual operating loss for continuing operations was only $600,000.

Colleen, please provide our listeners with further details.

CORPORATE/FINANCIAL REVIEW (Colleen Zuhl)

Thank you, Rick.

Before I review the results of the quarter and the full year, let me summarize briefly the results of the sale of substantially all the assets of the RV business to Forest River:
•
Forest River acquired the real estate, fixed assets and equipment used in our traditional RV business located at Coachmen’s main Middlebury, Indiana manufacturing complex, the Viking manufacturing facility in Centreville, Michigan, and our Michiana Easy Livin’ RV dealership located in Elkhart, Indiana,

•	Forest River also acquired the Group’s finished goods, work in process, and raw material inventory as of the closing date of December 26, 2008 according to agreed upon formulas.
•	and the Group’s accounts receivable, which are subject to a repurchase obligation of uncollected amounts after 45 days.
•	The gross price actually realized on the sale of the RV Group assets was approximately $41 million very close to the $42 million estimated at the time the proposed sale was announced in November.
•	An escrow account in the amount of $10 million was established to satisfy contingent liabilities, including RV warranty obligations and potential “dealer buy backs” or repurchase obligations.
•
Net of the escrows and payment of expenses related to the transactions such as tail liability insurance, settlement of certain chassis purchase obligations and closing costs, we received cash of $23.6 on December 26, 2008.

•
The loss on the sale of assets to Forest River was $10.2 million which includes the loss on the sale of inventory at the agreed upon formulas that were based on wholesale market pricing in a extremely depressed environment, loss on the sale of fixed assets due to utilizing a 6-month depreciation method for book purposes vs a full year of deprecation for the sales price plus related fees associated with the sale.

In addition to the transaction with Forest River, in December we also separately sold a former RV plant for $1.8 million, which resulted in a book loss of $800,000.

Combined, the sale of the assets in these two transactions resulted in a cash inflow of $25.4 million, of which $4.5 million was used to fully pay off the outstanding line of credit balance and $6.5 million was required to be posted as 100% collateral for our outstanding letters of credit. Since year end, we have also paid off the floorplan notes payable of $3.1 million and paid accounts payable, payroll related costs and other accrued liabilities, net of incoming cash, of approximately $6 million. This results in a current cash balance of approximately $5 - 6 million.

Although we have a large amount of cash on the balance sheet at year end, much of the cash is restricted – nearly $19 million - and a significant portion of the unrestricted cash was used to pay off the notes payable or other obligations.

Prior to the close of the Forest River transaction, we had been in discussion with our lenders to renegotiate our line of credit. To date, they have not done so, and in fact they have required us to fully pay off the outstanding balance under the line and post 100% cash collateral for the outstanding letters of credit until such time as a new line is in place. They have also not yet provided us with interim financing. Naturally this causes us cash flow constraints in the short term.

We have been seeking alternative financing from other financial institutions in either the form of a long-term full line of credit or a shorter term bridge facility. We are cautiously optimistic about our ability to close on such a facility in the near term.

After the sale of RV assets to Forest River, the restructured Coachmen Industries, Inc. consists of:
•	The entire Housing Group.
•	The ARBOC Mobility bus joint venture,
•	One of our newest and best manufacturing plants, at the “North Complex” in Middlebury and the manufacturing and service facilities in Fitzgerald, Georgia,
•	The right to use the trademark “Coachmen” outside of the traditional RV business.
•
All of our properties currently held for sale, including but not limited to the corporate headquarters in Elkhart, the housing manufacturing plant in Zanesville, Ohio, open farmland in Indiana and the developmental property in Pigeon Forge, Tennessee.

•	The life insurance policies that were used to strategically provide working capital in 2007 and 2008, with a total face value exceeding $100 million.
•	Contingent recoveries from pending litigation, including the Crane Composites matter, and
•	Tax loss carry forwards now totaling over $61 million.

Turning now to the fourth quarter of 2008, results from continuing operations – which exclude the majority of the operations of the former RV Group - were as follows:

·	As a result of market conditions, sales fell $3.6 million or 16.1 % to $18.9 million from $22.5 million last year.
·	However, despite the reduction in sales, consolidated gross margin was slightly improved to 1.8 % for the quarter compared to 1.0% for the same period a year ago.
·
Non-recurring, non-cash impairment charges were incurred in the fourth quarter of 2008 in the amount of $15.2 million, or $0.96 per share. Included in these impairment charges was a $13 million impairment charge to write off the remaining goodwill, a $1.2 million impairment charge against a note receivable, and a $1.0 million impairment charge related to a lower of cost or market reserve related to a vacant housing plant.

In the Cautionary release issued last week, we noted the potential for the impairment of the remaining goodwill and other asset impairments. Despite the Housing Group being profitable in 2008 and management’s expectation that the Housing market and the performance of the Housing Group will continue to improve in the future, the Company determined that it was necessary under financial accounting standards to recognize an impairment charge for the write-down of all remaining goodwill.

·
Net loss from continuing operations for the quarter was $19.7 million, or $1.24 per share in 2008 compared with a net loss from continuing operations of $7.2 million, or $0.46 per share in the year ago quarter.  Excluding the non-recurring, non-cash impairment charges, the net loss from continuing operations on an apples to apples basis for the fourth quarter of 2008 would have been $4.5 million or $0.28 per share versus $7.2 million, or $.046 per share a year ago.

Net loss from discontinued operations, which represents the traditional RV Group operations, totaled $32.4 million and includes the loss on the sale of assets to Forest River discussed earlier.

The $32.4 million loss from discontinued operations, plus the $15.2 million of non-cash impairment charges and the $4.5 million loss from continuing operations excluding the non-recurring impairment charges results in the total net loss for the fourth quarter of 2008 of $52.1 million.

For the year ending December 31, 2008,

•	Sales for our continuing operations were relatively flat at $119.6 million compared to $119.2 million for 2007.
•	Gross Profit improved by 37.6% to $17.7 million from $12.8 million in the prior year.
•	And Selling, general and administrative expenses were reduced by $4.6 million or 18.6% compared with 2007

For the year, non-recurring, non-cash impairment charges were incurred during 2008 in the amount of $18.6 million, or $1.18 per share. Included in these impairment charges was the $13 million impairment charge to write off the remaining goodwill previously mentioned, $4.6 million of impairment charges against various notes receivable, and the $1.0 million impairment charge related to the vacant housing plant. The impairment charges on the various notes receivable were the result of debtors closing their doors due to the economic conditions. These notes were originally generated from the sale of Prodesign and Miller Building Systems in early 2006.

o
Net loss from continuing operations for the year was $19.2 million, or $1.22 per share in 2008 compared with a net loss from continuing operations of $10.9 million, or $0.69 per share in the year ago quarter, however, excluding the non-recurring, non-cash impairment charges, the net loss from continuing operations for 2008 would have been ONLY $600,000 or $0.04 per share.

o	Net cash flow from operations for 2008, was an outflow of $9.8 million compared with a cash outflow from operations of $6.8 million for 2007.
o
Net cash flow from investing activities for 2008, provided $15.9 million of cash compared to a cash outflow of $3.2 million in 2007.  The cash provided in 2008 was primarily due to the sale of the RV Group’s assets.

o	Net cash flow from financing activities provided $8.1 million in cash for 2008 versus $8.9 million in 2007.
o	Total cash increased during 2008 by $14.2 million to $15.7 million at December 31, 2008.

For the fourth quarter capital expenditures were $648,000 vs. $1.4 million for the year ago period. For the full year, total capital expenditures were reduced to $2.1 million from $3.6 million for 2007.

For the foreseeable future, cash is king. As a result, we will continue closely monitoring our cash availability and liquidity and take appropriate steps as necessary to ensure we have the resources to weather the extended market conditions.
Now I will turn the call over to Rick Bedell, President, Housing.

 HOUSING GROUP/OPERATIONAL REVIEW (Rick Bedell)

Thank you Colleen, and good morning everyone.

There is little good news to report in regards to the overall housing market.  For the 4th quarter 2008 U.S.  total housing starts were down 43.1% from the same quarter the previous year.  For the year, 2008 total housing starts were down 33.3% from 2007.  Home values continue to spiral downward, making it difficult for buyers who wish to upgrade to capitalize on their existing home’s equity.  Lending institutions are still reluctant to extend credit, and the overall health of the economy are all contributing to what is now recognized as the worst housing market in 50 years.

For the quarter, Housing Group sales were $17.7 MM down 21.4% from $22.5 MM for the same quarter a year ago. However, as just noted, US housing starts were down 43.1%.  Gross profit margin increased to $574K or 3.2% of sales from $234K or 1% of sales in the year ago quarter.  The higher gross margin resulted mostly from improved operating efficiencies due to reductions in fixed overhead expenses.  Operating expenses for the 4th quarter were down 27.3% to $3.8 MM from $5.3MM the previous year.  On the higher gross margin and reduced operating expenses, the Housing Group generated a 4th quarter pre-tax loss of $3.3 MM as compared to a loss of $5.2 MM for the 4th quarter of 2007.

For the entire year of 2008, the Housing Group generated $117.2 MM in sales down 1.7% from $119.2 MM in 2007. On these essentially flat sales, in a sever housing downturn, our gross profit margin for the year increased to $18.3 MM or 15.6% of sales from $12.8 MM or 10.8% of sales for 2007 representing a 43% increase year over year.  The gross margin increase, once again, was due mainly to overhead reductions in our continuing operations and consolidation efforts begun in mid-2007 as well as due to product mix.   Operating expenses were down year over year by 18.4% to $16.5 MM from $20.0 MM in 2007.  On the higher gross margin and reduced operating expenses, I am very pleased to report that the Housing Group realized a pre-tax profit of $1.7 MM in 2008 compared to a pre-tax loss of $7.4 MM in 2007 an improvement of over $9 million

While we have some cause to be pleased with our performance relative to the rest of the industry, we understand that we can’t be satisfied with just that.  Our sales numbers for the quarter and the year clearly demonstrate that we are outperforming the rest of the industry and we believe that is due to the major changes and initiatives that have been in the works for the past two years.  In the short term, we can offer sales incentives that translate into discounts to the consumer, and we are doing that on a selected basis.  More importantly, for the long term, our commitment to major projects and our drive to be the preeminent builder of green and sustainable homes remains our springboard to the future.  Study after study reveals that US consumers are far more in tune with the environment than ever before.  Last year’s spike in energy costs reinforced this phenomenon.  Although, at least for the short term, energy prices have fallen drastically over the past few months, they will continue to trend upward into the foreseeable future, and it is our intention to continually enhance our products for energy efficiency and explore alternative energy sources for the homes that we produce.

Recognizing these trends and the possibility of an extended housing recession, we began laying the groundwork for these strategies nearly two years ago:

•
We established a major projects team that has successfully contracted projects in multi-family living units, including apartments and town homes, military contracts, and motels (one of which was completed just last quarter).

o	Our major projects group signed a contract, just this month, with Gulf Coast Affordable Homes to provide town homes for hurricane victims in the Gulf Coast of Mississippi and Louisiana.
•
We committed ourselves to green and sustainable building techniques resulting in the construction of the Chicago Museum of Science and Industry’s “Smart Home” exhibit, the introduction of our “Green Catalog” and the Solar Village product line.

•	We are cautiously implementing new distribution channels.
•	We are pursuing several urban redevelopment projects with municipalities utilizing our proven green and energy efficient technologies.
•	We have completed market studies that will result in new products and enhancements to our existing offering.
•	We have consolidated operations and reduced overhead and operating expenses.

Our design team bolstered by designers from the old RV group, is working on new, up to date architectural innovations.
Our strategy is working.  In the face of a housing market that is down more than 33% from the previous year, our revenues were down less than 2%.  A recent article in “Builder Magazine” indicated that, “dozens of high profile companies have closed their doors, liquidated, or filed for Chapter 11 bankruptcy.”  The article lists 45 companies who at one time built more than 100 homes per year that have taken one of those actions. It is clear that the number of players in our market is shrinking, which only serves to enhance our position.

We are successfully re-engineering our company from solely a wholesale supplier to independent builders serving the single family scattered lot residential market, to a  company that will continue to support its core builder base, but will also serve a diversified market of consumers, businesses and government agencies with high quality, energy efficient, and sustainable buildings.  Everything will not be roses from this point forward.  We have a lot of work to do.  Within the limits of our financial abilities we will wisely invest in new product offerings, new distribution channels and continue to update our existing offerings.

Let me now turn the call back over to Rick Lavers.

VEHICLE SEGMENT (Rick Lavers)

It seems strange not to have Mike Terlep with us to deliver the Operations report for Recreational Vehicles. Regardless, I will not dwell on the performance of the Recreational Vehicle Group. A drop in industry shipments December over December of over 85% for motorized and of over 70% for towables pretty much says it all. Especially as Keystone and Jayco announced the layoffs of 600 more workers in Elkhart County this week, and unemployment here is approaching 20%, I am proud that we were able to preserve most of the jobs for our RV Group employees through the sale to Forest River, although I regret that we were unable to find a home for everyone. We obtained what I believe is the best value we could for that business, given the timing and circumstances. However, as Colleen reported, many of the assets were sold below book value, which contributed significantly to the reported loss for the fourth quarter, and for 2008. Nonetheless, I hope that Forest River is very successful in adding the Coachmen RV brand to its businesses. For us, recreational vehicles are basically behind us, although we will still be dealing with various contingent liabilities for some time.

With one important exception: the Kemlite lawsuit. As you know, this case arose out of defective sidewall material supplied to us by Crane Composites in 2004 and 2005. We attempted to settle the matter with Crane Composites before the trial, and in fact would have much preferred to do so, but we did not receive what we felt to be reasonable offers for the damages suffered by our company. You may recall that we suffered almost $20 million just in warranty and repair costs, which does not include lost profits, lost shelf space, lost market share, or the impact of not having that $20 million over the past two years.  When we did not receive a settlement proposal we felt we could accept, we had to grit our teeth and proceed to trial, running the risk that the jury would not agree with us. Sometimes the good guys do win. As we reported yesterday, after over 2 years of litigation, and over 2 weeks of testimony, our decision to go to trial was vindicated. An 8-person jury returned a unanimous verdict in Coachmen’s favor on 35 out of 35 counts. This trial was bifurcated into a liability phase, and a damages phase. As of yet, having won the liability phase, we still have not recovered a dime, and as an ex-trial attorney myself, I am very mindful that, in the famous words of Yogi Berra, “It ain’t over till its over” – and it ain’t over yet. If we are still unable to resolve the matter, we will move forward with the damages phase, which should be completed this fall. I would like to say that our lawyers form May Oberfell and Lorber have done a tremendous job for us so far.

The wheels of justice grind very, very slowly. If this matter had been resolved a year ago, we would likely have not been in the pickle we were last fall. But to paraphrase another baseball giant, the great Satchel Paige, “Don’t look back, somebody might be gaining on you.” Coachmen has a banquet of opportunities in front of us. Our specialty vehicle business is just in the first inning. At the moment, it consists almost entirely of our ARBOC Mobility bus joint venture. This business contributed very little in revenue for us in 2008, and in fact was the cause for our net loss from continuing operations for the year. We were beset with myriad problems such as the 87 day American Axle strike, which delayed our production and our ability to get the bus through various testing procedures predicate to selling it in any quantity. I am very pleased to report that our patience and perseverance appear to have been justified, 2009 looks much brighter. Our patience and perseverance appear to have been justified. Over the past two weeks, we were able to report that the Spirit of Mobility low floor bus successfully completed the seven-year/200,000 mile U.S. Government durability test at the Altoona proving grounds, with no class 1 or class 2 issues reported, and no failures to the structure of the bus body. In addition, last week the bus was cleared by Transport Canada. As a result, we can now start manufacturing and selling the Spirit of Mobility to public entities in both countries, in earnest. In fact, we are in the process of confirming orders for 25 units, with another 50-75 expected by the end of February. Combined, these should result in a jump start to revenues of roughly $8 million from the manufacturing portion of our joint venture interest. You may also recall that Coachmen will also be entitled to a percentage of net earnings from the venture.

The bus production is housed in a very fine plant in Middlebury, Indiana with ample room for increased production. We intend to fill up that plant as quickly as we can. Accordingly, we will also dispatch Mr. Gehl to China next week, to see what we can salvage of the opportunities we nurtured over there for two years. And, we are actively pursuing other high-margin  niche vehicle opportunities in non-consumer markets to leverage our plant and our wealth of experience in vehicle design and assembly.

Overall, Coachmen Industries is positioned to prosper despite current market conditions. Our management team has been severely tested in the past two years, and has proved its mettle. The company’s vision for the Housing Group – a combination of mid-range residential housing and major projects, exploiting the advantages of systems built construction in speed and quality, and certainty of cost and schedule, newly positioned as the leader in affordable “green and wired” designs – has also proved its worth. This is demonstrated by a few simple observations. Two years ago, our modular business was 95% single family residences. In the last two years that market has declined by nearly 60%, and as Rick Bedell noted, 45 homebuilders which built more than 100 homes per year are now closed or bankrupt. In contrast, our housing group revenues from 2007 to 2008 remained essentially flat, our gross margins increased, and we were profitable in 2008. In this we are unusual.

Still we have some very difficult months yet ahead of us. The key to our immediate future is credit availability for our customers: home buyers, real estate developers, and public entities that purchase buses. Lack of credit crushed the RV business. We all know that credit availability is the top priority for the new President and for Congress. The announced priority of many Congressmen in both parties is “fix housing first”. Further, the renewed dedication at all levels of government to the environment and sustainable construction is also well known. Accordingly, it is fairly certain that the economic stimulus policies of the new administration will include some sort of guarantees for home purchase mortgages, tax credits for energy saving and sustainable construction, and Keynesian-style spending on large public works projects.  With our ability to bring large subdivision scale economics to smaller developments, especially in urban infill, over 1 million square feet of Leed silver level buildings already erected, a demonstrably superb track record in major projects, including military barracks, hotels and dormitories, as well as our solid independent builder base for traditional single family homes, and solid partnerships with disadvantaged 8 contractors, we believe we are very well positioned to capitalize on whatever opportunities those policies may provide. We intend to continue to balance our business with non-consumer based products, but we are in no way forgetting the girl who brought us to the dance. The builder networks of Mod-U-Kraf and All American Homes are first in class, and we intend to deepen and widen our market penetration in our existing single family home markets geographies by continuing to strengthen that network, expanding our own Home Stores where they do not conflict with our builders, and providing innovative new product offerings, such as but not limited to Solar Village.

Certainly, we are constantly monitoring our cash flows and seeking ways to overcome the immediate challenges of this recession. There is no denying that right now the housing markets are bleak. Our team is determined to weather this storm – and you should know that virtually all of our salaried employees have accepted a 20-25% compensation reduction to help get us through the first quarter of 2009. I thank them personally and on behalf of the shareholders for their willingness to do whatever is necessary to help bring out company through this recession.

But we are not myopic. We are also planning for where we will be in 2010, and beyond. Every year, I review our strategic direction with our Board of Directors, this year perhaps more so than ever. We will be doing so again next week. All American has yet to become a truly national brand, and in these troubled markets there are unique, seldom seen opportunities that can help get us there, if we have sufficient capital to take advantage of them. This is one of the reasons I will be asking the Board to consider amending the articles of incorporation at the next shareholders meeting to allow us to issue preferred stock, and we will be considering whether we should investigate other alternatives for raising additional capital, debt, equity or a combination of the two.

Tom, we will now open the lines for questions.

QUESTIONS (Tom Gehl)

Closing Call (Operator)

Thank you.  At this time, we have no further questions.  I would now like to turn the call over to Mr. Rick Lavers.  Mr. Rick Lavers, you may proceed.

CLOSING (Rick Lavers)

We appreciate that you took the time to join us this morning.  We welcomed your questions; hope that we’ve provided thorough answers, and look forward to our next regularly scheduled call.  Thank you.